UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2020

CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

110 Allen Road, Second Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLBS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

Registered Direct Offering and Concurrent Private Placement

On April 23, 2020, Caladrius Biosciences, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company agreed to sell to the Purchasers an aggregate of 2,162,166 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), at a purchase price equal to $2.3125 per share. In addition, in a concurrent private placement, the Company has agreed to sell and issue to the Purchasers unregistered warrants to purchase up to an aggregate of 1,081,083 shares of Common Stock (the "Warrants"). Each Warrant is exercisable for one share of Common Stock and features an exercise price equal to $2.25 per share. The Warrants are exercisable immediately upon issuance and will expire five and one-half years from the issuance date.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The issuance of the Shares is being conducted as a registered direct offering pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-226319), previously filed with and declared effective by the Securities and Exchange Commission, and a prospectus supplement thereunder. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. relating to the legality of the issuance and sale of the Shares in the registered direct offering is attached to this report as Exhibit 5.1. The issuance of the Warrants is being conducted as a concurrent private placement. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are not being registered under the Securities Act. The Warrants are being offered pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The Warrants are not and will not be listed for trading on any national securities exchange. Each purchaser will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

The net proceeds to the Company from the registered direct offering and concurrent private placement are expected to be approximately $4.5 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The registered direct offering and concurrent private placement are each expected to close on or about April 27, 2020, subject to satisfaction of customary closing conditions.

Pursuant to a placement agent agreement, dated November 5, 2019, as subsequently amended on each of March 1, 2020 and April 23, 2020 to extend the term of the engagement (as amended, the “Placement Agent Agreement”), the Company engaged H.C. Wainwright & Co., LLC (“HCW”) to act as its exclusive placement agent in connection with the issuance and sale of the Shares and Warrants. The Company agreed to pay HCW a cash fee equal to 7.0% of the aggregate gross proceeds raised in connection with the registered direct offering and concurrent private placement, which includes any payment to the co-placement agent. The Company also agreed to pay HCW $75,000 for non-accountable expenses and $12,900 for clearing fees. The Company estimates the total expense payable by it for this registered direct offering and concurrent private placement will be approximately $0.5 million, which includes HCW’s fees and reimbursement expenses.

The foregoing descriptions of the Purchase Agreement, the Warrants, and the Placement Agent Agreement are not complete and are qualified in their entireties by reference to the full text of the form of Purchase Agreement, form of Warrant, and Placement Agent Agreement, copies of which are attached to this report as Exhibit 10.1, 4.1, and 10.2, respectively.

The Company issued a press release in connection with the offering, a copy of which is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 3.02    Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the Warrants to be issued in the concurrent private placement are incorporated by reference into this Item 3.02.  The Warrants and the shares of Common Stock issuable thereunder described in Item 1.01 above shall be issued pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
10.1	Form of Purchase Agreement
10.2	Placement Agent Agreement dated as of November 5, 2019, as subsequently amended, by and between the Company and H.C. Wainwright & Co., LLC
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1)
99.1	Press release, dated April 23, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By: /s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: April 24, 2020